Exhibit (h)(4)(aa)

AMENDMENT 7 TO SUB-ADMINISTRATION

AND ACCOUNTING SERVICES AGREEMENT

THIS AMENDMENT to the Sub-Administration and Accounting Services Agreement, dated as of June 9, 2017 (the “Amendment”) is being entered into by and among Pacific Funds Series Trust, a Delaware statutory trust (the “Trust”), Pacific Life Insurance Company, a Nebraska corporation (the “Pacific Life”), and The Bank of New York Mellon, a bank organized under the laws of the state of New York and BNY Mellon Investment Servicing (US) Inc., a Massachusetts corporation (“BNY Mellon”).

WHEREAS, the Trust, Pacific Life, and BNY Mellon (collectively, the “Parties”) are parties to that certain Sub-Administration and Accounting Services Agreement dated August 1, 2001, as amended (collectively the “Agreement”);

WHEREAS, The Bank of New York Mellon and BNY Mellon desire that the Agreement be assigned to and assumed by The Bank of New York Mellon; and

WHEREAS, the Parties to the Agreement and The Bank of New York Mellon desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.      The parties hereby agree and acknowledge that as of June 30, 2017 (“Date of Assignment”), the Agreement, and any and all service schedules, fee schedules or other documentation related thereto, shall be novated in their entirety so that BNY Mellon Investment Servicing (US) Inc. is replaced as a party thereunder with The Bank of New York Mellon. As of the Date of Assignment, for all intents and purposes, The Bank of New York Mellon shall be party to the Agreement and any and all service schedules, fee schedules or other documentation and all rights, responsibilities and obligations of BNY Mellon Investment Servicing (US) Inc. thereunder shall be those of The Bank of New York Mellon. The Bank of New York Mellon hereby agrees that it shall accept and assume all of BNY Mellon Investment Servicing (US) Inc.’s rights, responsibilities and obligations under the Agreement, and Pacific Funds Series Trust and Pacific Life Insurance Company hereby agree that all of their rights, responsibilities and obligations under the Agreement as of the Date of Assignment shall flow to The Bank of New York Mellon. Without limiting the generality of the foregoing, The Bank of New York Mellon agrees to perform and satisfy its obligations, duties and liabilities under the Agreement and to be bound by all the terms and conditions of the Agreement in every way that BNY Mellon Investment Servicing (US) Inc. was as a party to the Agreement prior to the Date of Assignment, and that Pacific Funds Series Trust and Pacific Life Insurance Company shall have the right to enforce the Agreement and pursue all claims and demands, future or existing, arising out of or in respect of the Agreement whether arising prior to, or subsequent to the Date of Assignment with The Bank of New York Mellon.

2.       Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their officers designated below effective as of the date and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By: /s/ Tara Fitzgerald
Name: Tara Fitzgerald
Title: Managing Director

THE BANK OF NEW YORK MELLON

By: /s/ Tara Fitzgerald
Name: Tara Fitzgerald
Title: Managing Director

PACIFIC LIFE INSURANCE COMPANY

By: /s/ Howard T. Hirakawa	By: /s/ Jane M/ Guon
Name: Howard T. Hirakawa	Name: Jane M/ Guon
Title: SVP, Fund Advisor Operations	Title: Secretary

PACIFIC FUNDS SERIES TRUST

By: /s/ Howard T. Hirakawa	By: /s/ Jane M/ Guon
Name: Howard T. Hirakawa	Name: Jane M/ Guon
Title: Senior Vice President	Title: Secretary